Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33912 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Chief Financial Officer	Vice President
Chico’s FAS, Inc.	Investor and Community Relations
(239) 274-4105	Chico’s FAS, Inc.
(239) 274-4797
Chico’s FAS, Inc. Reports Record July Sales
•	July Sales Up 33.5% Over July Last Year

•	July Comparable Store Sales Increase 14.0%
     Fort Myers, FL - August 4, 2005 - Chico’s FAS, Inc. (NYSE: CHS) today reported July sales results for the four-week period ended July 30, 2005, increased 33.5% to $94.8 million from $71.1 million reported for the prior year’s four-week period ended July 31, 2004. Comparable store sales for the Company-owned stores increased 14.0% for the four-week period ended July 30, 2005, compared to the same four-week period last year.
     Total sales for the second quarter ended July 30, 2005 increased 34.6% to $343 million from $255 million for the same period a year ago. Comparable store sales for the Company-owned stores increased 15.7% for the thirteen-week period compared to the same thirteen-week period last year.
     For the twenty-six weeks ended July 30, 2005, total sales increased 31.0% to $670 million from $512 million for the same period a year ago. Comparable store sales for the Company-owned stores increased 13.2% for the twenty-six week period compared to the same twenty-six week period last year.
     Scott Edmonds, President and Chief Executive Officer, commented, “We are pleased to report our 101st consecutive month of positive same store sales, as well as another quarter with a double digit same store sales increase. During the quarter, we ended up being more promotional than we originally planned, and for this reason and others, our gross margins did not meet our expectations for the quarter. With that said, we expect to have leveraged our operating expenses nicely, and thus we anticipate our earnings per share for the second quarter to be in the range of $.26 to $.27 cents per share, consistent with street expectations. Moreover, although a large portion of our gross margin shortfall is related to the unexpected level of promotions in the Chico’s brand, a significant portion of this gross margin shortfall can also be attributed to investments we are making with respect to our other brands. The White House | Black Market brand is exceeding our expectations as a percentage of our overall sales and is making great strides in improving its gross margins every quarter, including this quarter. Soma, which continues to show great potential as a future growth vehicle, continues to reduce our gross margins by about 40 basis points, although we do not expect to continue to see this level of margin pressure over the long term. We strongly believe these investments are in the long term best interests of our shareholders and we continue to pursue our multiple brand growth strategy for the future.”

     The Company is a specialty retailer of private label, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 710 women’s specialty stores, including stores in 47 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma by Chico’s names. The Company owns 474 Chico’s front-line stores, 27 Chico’s outlet stores, 181 White House | Black Market front-line stores, 5 White House | Black Market outlet stores and 10 Soma by Chico’s stores; franchisees own and operate 13 Chico’s stores.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section